EXHIBIT 99.1

Integer Holdings Corporation Reports First Quarter 2019 Results

~ Strong Growth in Sales and Profit ~
~ Increased Full Year Guidance ~
~ Leadership Changes to Accelerate Strategy ~

PLANO, Texas, May 02, 2019 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three months ended March 29, 2019.

First Quarter 2019 Highlights (compared to First Quarter 2018)

  GAAP and Non-GAAP Sales from continuing operations increased 8% to $315 million.  The increase was 4% excluding the impact of a long-term agreement signed in the first quarter with a current customer for their existing products.  This agreement contains terms resulting in an accrual of $11.5 million in sales for in-process material.
  GAAP income from continuing operations increased $8 million to $21 million, an increase of 63%.  Non-GAAP adjusted income from continuing operations increased $12 million to $33 million, an increase of 61%.
  Adjusted EBITDA from continuing operations increased 22% to $66 million.
  GAAP diluted EPS from continuing operations increased $0.25 per share to $0.65 per share, an increase of 63%.  Non-GAAP adjusted diluted EPS from continuing operations increased $0.37 per share to $1.00 per share, an increase of 59%.
  Paid down $15 million of debt, reducing total outstanding debt to $912 million, achieving a leverage ratio of 3.4x adjusted EBITDA.

Revised 2019 Full Year Financial Guidance

  GAAP and Non-GAAP sales guidance increased to a range of $1.265 billion to $1.280 billion.
  GAAP diluted EPS guidance increased to a range of $2.87 to $3.07. Non-GAAP adjusted diluted EPS guidance increased to a range of $4.15 to $4.35.

“Integer delivered strong revenue and profit growth in the quarter, consistent with our 2019 quarterly growth expectations,” said Joseph Dziedzic, Integer’s president and chief executive officer. “We are on track to deliver on our improved full year guidance, which reflects a slight increase in sales and EPS,” Mr. Dziedzic continued.

Leadership Changes to Accelerate Strategy

  Jen Bolt has been promoted to SVP of Global Operations. A proven senior executive with fourteen years of Integer leadership experience, Jen will be dedicated to leading the execution of our manufacturing excellence strategy.
  Joel Becker joined Integer as President of Cardiac Rhythm Management and Neuromodulation.  Joel brings deep product, customer and industry expertise from his twenty years as a senior executive with St Jude Medical and will focus on accelerating the execution of our CRM&N strategy.
  Carter Houghton will join Integer as President of the Electrochem and Portable Medical product lines.  An experienced business leader with more than fifteen years in the medical device industry, Carter will build on the strength of Electrochem and accelerate the growth in Portable Medical.

“These changes demonstrate our commitment to executing our strategy and complete the Integer senior leadership team,” said Mr. Dziedzic.  “We are thankful for Tony Gonzalez’s fourteen years of leadership at Integer, including the last three as President of CRM&N, and wish him the best in the next phase of his personal and professional life.  With Tony’s full support through the end of the year, I am confident we will have a smooth transition.”

Discussion of Product Line First Quarter 2019 Sales (compared to First Quarter 2018)

  Cardio & Vascular sales increased 11% driven by customer share gains, new product launches, and the impact of the aforementioned long-term agreement. Electrophysiology and peripheral vascular led the growth with steady demand for catheter components.
  Cardiac & Neuromodulation sales increased 7%.  Neuromodulation continued strong growth driven by spinal cord stimulation and increasingly stronger revenue from early-stage neuromodulation companies, while Cardiac Rhythm Management grew mid-single-digit due to the impact of the aforementioned long-term agreement.
  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O product line, Viant, under supply agreements entered into as part of the divestiture. Sales declined 7% due to a difficult Portable Medical prior year comparable, partially offset by strong demand in orthopedic markets.
  Electrochem sales increased 7% due to the recovery of prior year inventory reductions by energy customers and new product launches.

2019 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,265 to $1,280	4% to 5%	$1,265 to $1,280	4% to 6%
Income	$95 to $101	102% to 116%	$137 to $144	10% to 16%
EBITDA	N/A	N/A	$275 to $283	6% to 9%
Earnings per Diluted Share	$2.87 to $3.07	99% to 113%	$4.15 to $4.35	9% to 14%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share (“EPS”), all from continuing operations, included in our “2019 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted Income and diluted EPS, both from continuing operations, for 2019 are expected to consist of GAAP income from continuing operations and diluted EPS from continuing operations, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset dispositions, severance and loss on extinguishment of debt totaling approximately $54 million, pre-tax. The after-tax impact of these items is estimated to be approximately $43 million, or approximately $1.30 per diluted share.

Adjusted EBITDA from continuing operations is expected to consist of Adjusted income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $139 million.

Summary of Financial and Product Line Results from Continuing Operations

(dollars in thousands, except per share data)	Three Months Ended
GAAP	March 29, 2019	March 30, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$152,574	$136,863	11.5%	12.1%
Cardiac & Neuromodulation	116,911	108,910	7.3%	7.3%
Advanced Surgical, Orthopedics & Portable Medical	31,588	33,941	(6.9)%	(4.9)%
Total Medical Sales	301,073	279,714	7.6%	8.2%
Non-Medical Sales	13,603	12,712	7.0%	7.0%
Total Sales	$314,676	$292,426	7.6%	8.2%

Income from continuing operations	$21,366	$13,084	63.3%
Diluted EPS from continuing operations	$0.65	$0.40	62.5%

(a) Organic Growth for sales is a Non-GAAP measure, which excludes foreign currency exchange impact reported in other loss, net and is primarily non-cash and includes the impact of the Long-term Supply Agreements (“LSAs”) entered into between the Company and Viant as of the closing of the divestiture of the AS&O product line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers. Refer to Table C at the end of this release for a reconciliation of these amounts.

	Three Months Ended
Non-GAAP(a)	March 29, 2019	March 30, 2018	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$65,660	$53,947	21.7%	19.3%
Adjusted income from continuing operations	$32,840	$20,419	60.8%	53.4%
Adjusted diluted EPS from continuing operations	$1.00	$0.63	58.7%	51.5%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures, which exclude the foreign currency exchange impact reported in other loss, net and is primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, May 2, 2019, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 5033729. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
SVP, Strategy, Business Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted earnings per diluted share from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on equity  investments, (ix) extinguishment of debt charges, (x) the net impact of the LSAs between the Company and Viant, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted earnings per diluted share from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  Adjusted EBITDA from continuing operations consists of GAAP income (loss) from continuing operations plus (i) the same adjustments as listed above except for items (ix), (xi) and (xii), (ii) GAAP stock-based compensation, interest expense, and depreciation, and (iii) GAAP provision (benefit) for income taxes.  Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted sales from continuing operations consist of GAAP sales adjusted for item (x) above.  Organic growth rates for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations and Adjusted Diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended
	March 29, 2019	March 30, 2018
Sales	$314,676	$292,426
Cost of sales	226,066	208,894
Gross profit	88,610	83,532
Operating expenses:
Selling, general and administrative expenses (SG&A)	34,956	36,429
Research, development and engineering costs (RD&E)	11,595	13,276
Other operating expenses (OOE)	2,890	3,784
Total operating expenses	49,441	53,489
Operating income	39,169	30,043
Interest expense	13,830	15,595
(Gain) loss on equity investments, net	41	(4,970)
Other loss, net	166	960
Income from continuing operations before income taxes	25,132	18,458
Provision for income taxes	3,766	5,374
Income from continuing operations	$21,366	$13,084

Discontinued operations:
Income (loss) from discontinued operations before income taxes	386	(6,249)
Provision (benefit) for income taxes	83	(1,283)
Income (loss) from discontinued operations	$303	$(4,966)

Net income	$21,669	$8,118

Basic earnings (loss) per share:
Income from continuing operations	$0.66	$0.41
Income (loss) from discontinued operations	$0.01	$(0.16)
Basic earnings per share	$0.67	$0.25

Diluted earnings (loss) per share:
Income from continuing operations	$0.65	$0.40
Income (loss) from discontinued operations	$0.01	$(0.15)
Diluted earnings per share	$0.66	$0.25

Weighted average shares outstanding:
Basic	32,536	31,902
Diluted	32,980	32,423

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 29, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$13,538	$25,569
Accounts receivable, net	216,756	185,501
Inventories	181,200	190,076
Prepaid expenses and other current assets	25,696	15,104
Total current assets	437,190	416,250
Property, plant and equipment, net	229,938	231,269
Goodwill	829,306	832,338
Other intangible assets, net	798,918	812,338
Deferred income taxes	3,938	3,937
Operating lease assets, net	39,136	—
Other long-term assets	28,765	30,549
Total assets	$2,367,191	$2,326,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$37,500
Accounts payable	72,172	57,187
Income taxes payable	9,950	9,393
Accrued expenses and other current liabilities	51,881	60,490
Total current liabilities	171,503	164,570
Long-term debt	874,158	888,007
Deferred income taxes	203,140	203,910
Operating lease liabilities, net	33,760	—
Other long-term liabilities	8,658	9,701
Total liabilities	1,291,219	1,266,188
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	694,910	691,083
Treasury stock	(10,026)	(8,125)
Retained earnings	365,591	344,498
Accumulated other comprehensive income	25,464	33,004
Total stockholders’ equity	1,075,972	1,060,493
Total liabilities and stockholders’ equity	$2,367,191	$2,326,681

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Three Months Ended
	March 29, 2019	March 30, 2018
Cash flows from operating activities:
Net income	$21,669	$8,118
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,658	26,334
Debt related charges included in interest expense	1,774	2,871
Stock-based compensation	2,713	3,222
Non-cash (gain) loss on equity investments	41	(4,970)
Other non-cash (gains) losses	(1,075)	123
Deferred income taxes	96	3,181
Changes in operating assets and liabilities:
Accounts receivable	(30,924)	1,008
Inventories	8,612	(11,442)
Prepaid expenses and other assets	(12,402)	2,810
Accounts payable	15,411	22,466
Accrued expenses and other liabilities	(15,894)	(6,031)
Income taxes payable	1,555	(1,568)
Net cash provided by operating activities	11,234	46,122
Cash flows from investing activities:
Acquisition of property, plant and equipment	(7,447)	(10,959)
Proceeds from sale of property, plant and equipment	2	898
Purchase of equity investments	(42)	—
Net cash used in investing activities	(7,487)	(10,061)
Cash flows from financing activities:
Principal payments of long-term debt	(30,375)	(50,032)
Proceeds from issuance of long-term debt	15,000	—
Proceeds from the exercise of stock options	1,338	1,006
Tax withholdings related to net share settlements of restricted stock unit awards	(2,123)	(2,188)
Net cash used in financing activities	(16,160)	(51,214)
Effect of foreign currency exchange rates on cash and cash equivalents	382	545
Net decrease in cash and cash equivalents	(12,031)	(14,608)
Cash and cash equivalents, beginning of period	25,569	44,096
Cash and cash equivalents, end of period	$13,538	$29,488

(a) The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income (Loss) from Continuing Operations and Diluted EPS Reconciliations
(in thousands except per share amounts)

	Three Months Ended
	March 29, 2019			March 30, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$25,132	$21,366	$0.65	$18,458	$13,084	$0.40
Adjustments:
Amortization of intangibles(a)	9,854	7,796	0.24	10,653	8,397	0.26
IP related litigation (SG&A)(a)(b)	1,396	1,103	0.03	321	254	0.01
Strategic reorganization and alignment (OOE)(a)(c)	1,734	1,350	0.04	2,054	1,627	0.05
Manufacturing alignment to support growth (OOE)(a)(d)	585	414	0.01	513	369	0.01
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	575	455	0.01
Asset dispositions, severance and other (OOE)(a)(f)	571	453	0.01	642	470	0.01
(Gain) loss on equity investments, net(a)	41	32	—	(4,970)	(3,926)	(0.12)
Loss on extinguishment of debt(a)(g)	412	326	0.01	1,057	835	0.03
LSA adjustments(a)(h)	—	—	—	(2,836)	(2,240)	(0.07)
Tax adjustments(i)	—	—	—	—	1,094	0.03
Adjusted income from continuing operations (Non-GAAP)	$39,725	$32,840	$1.00	$26,467	$20,419	$0.63

Diluted weighted average shares for adjusted EPS		32,980			32,423

(a) The difference between pre-tax and income (loss) amounts is the estimated tax impact related to the respective adjustment.  Income (loss) amounts are computed using a 21% U.S. tax rate, and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses (“NOLs”).  Amortization of intangibles and other operating expense for 2018 have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (i) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages.  In the January 2019 retrial on damages, the jury awarded damages in the amount of $22.2 million.  This proceeding is subject to post-trial proceedings.  To date, no gains have been recognized in connection with this litigation.

(c) Amounts include expenses related to implementing our strategy that is designed to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products, including focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  During 2019 and 2018, we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.

(d) Includes expenses related to several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e) During 2018, we incurred costs primarily related to the closure of our Clarence, NY facility.

(f) Amounts include expenses related to other initiatives not described above, which relate primarily to integration and operational initiatives to reduce costs and improve operational efficiencies.

(g) Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility, which are included in interest expense.

(h) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.  These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(i) The tax adjustment for 2018 represents the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs during 2018.  This adjustment makes our Adjusted Diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended
	March 29, 2019	March 30, 2018
Income from continuing operations (GAAP)	$21,366	$13,084

Interest expense	13,830	15,595
Provision for income taxes	3,766	5,374
Depreciation	9,804	9,963
Amortization of intangibles (excluding OOE)	9,854	10,653
EBITDA from continuing operations (Non-GAAP)	58,620	54,669
IP related litigation	1,396	321
Stock-based compensation (excluding OOE)	2,713	2,979
Strategic reorganization and alignment	1,734	2,054
Manufacturing alignment to support growth	585	513
Consolidation and optimization expenses	—	575
Asset dispositions, severance and other	571	642
(Gain) loss on equity investments, net	41	(4,970)
LSA adjustments	—	(2,836)
Adjusted EBITDA from continuing operations (Non-GAAP)	$65,660	$53,947

Total Sales (GAAP)	$314,676	$292,426
LSA adjustments	—	(695)
Adjusted sales from continuing operations (Non-GAAP)	$314,676	$291,731

Adjusted EBITDA margin	20.9%	18.5%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (1Q 2019 vs. 1Q 2018)
Medical Sales
Cardio & Vascular	11.5%	—%	0.6%	12.1%
Cardiac & Neuromodulation	7.3%	—	—	7.3%
Advanced Surgical, Orthopedics & Portable Medical	(6.9)%	1.9%	0.1%	(4.9)%
Total Medical Sales	7.6%	0.3%	0.3%	8.2%
Non-Medical Sales	7.0%	—	—	7.0%
Total Sales	7.6%	0.3%	0.3%	8.2%

(a) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.

(b) First quarter 2019 GAAP sales were negatively impacted by $0.9 million due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustment(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (1Q 2019 vs. 1Q 2018)
EBITDA from continuing operations	7.2%	14.5%	(2.4)%	19.3%
Income from continuing operations	63.3%	(2.5)%	(7.4)%	53.4%
Diluted EPS from continuing operations	62.5%	(3.8)%	(7.2)%	51.5%

(a) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other loss, net in the consolidated statements of operations.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2019 Outlook	2018 Actual
Capital Expenditures	$50 - $55	$44
Depreciation and Amortization	$75 - $85	$82
Stock-Based Compensation	$10 - $12	$10
Other Operating Expense	$10 - $15	$16
Adjusted Effective Tax Rate	17.5% - 19.5%	18.5%
Cash Tax Payments	$30 - $35	$23